Exhibit 12.01


                               Commercial Credit Company and Subsidiaries
                            Computation of Ratio of Earnings to Fixed Charges
                               (In millions of dollars, except for ratio)

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                                                                          Three months ended March 31,
                                                                       --------------------------------
                                                                             1994              1993
                                                                             ----              ----
Income before income taxes, minority interest
  and cumulative effect of changes in accounting
  principle                                                                 $87.2             $113.9
Elimination of undistributed equity earnings                                 (0.1)              (6.4)
Pre-tax minority interest                                                    (5.1)             (11.9)
Interest expense                                                             93.2               87.8
Portion of rentals deemed to be interest                                      2.3                2.9
                                                                             ----              -----
  Earnings available for fixed charges                                     $177.5             $186.3
                                                                            =====              =====

Fixed charges
- - -------------
Interest incurred                                                           $93.2              $87.8
Portion of rentals deemed to be interest                                      2.3                2.9
                                                                            -----              -----
  Fixed charges                                                             $95.5              $90.7
                                                                             ====               ====

Ratio of earnings to fixed charges                                            1.86x              2.05x
                                                                              ====               ====
